Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Plan, as amended of Monarch Casino & Resort, Inc. of our reports dated February 28, 2024 with respect to the consolidated financial statements of Monarch Casino & Resort, Inc. and the effectiveness of internal control over financial reporting of Monarch Casino & Resort, Inc. included in its Annual Report (10-K) for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

June 17, 2024